EXHIBIT 10.4


                      DESCRIPTION OF CONSULTING ARRANGEMENT
                         WITH DREAMFIELD PARTNERS, INC.



In April 2000, the Company entered into a consulting arrangement with DreamField Partners, Inc., a company owned by Bill L. Fairfield, a director of the Company. Under this arrangement, DreamField Partners, Inc. provided consulting and advisory services to the Company for the equivalent of approximately two days per month and was paid a monthly retainer of $5,000 plus expense reimbursement. In December 2000, the arrangement was modified to the equivalent of four days per month for a monthly retainer of $10,000 plus expense reimbursement. In March 2001, in connection with the Board's appointment of Chairman of the Board and founder James F. Lynch as Chief Executive Officer, the arrangement was further modified. Mr. Fairfield, through DreamField Partners, now provides consulting and advisory services as requested by the Chief Executive Officer for the equivalent of 20 days per month for a monthly retainer of $33,333 plus expense reimbursement. The consulting arrangement continues month to month until terminated by either party.